The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated March 18, 2016
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated March 17, 2016
and Product Supplement
Dated March 4, 2016)

UBS AG $• Trigger Callable Contingent Yield Notes with Daily Coupon Observation

Linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due on or about September 25, 2018

Investment Description

UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you a contingent coupon with respect to that observation period. If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, no contingent coupon will be paid. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), on or before the last day of each observation period (the ”observation end date”) (quarterly, beginning after one year) other than the last observation period, regardless of the closing level of any underlying index during the observation period. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to any contingent coupon with respect to the final observation period. If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “least performing underlying index”) from its initial level to its final level over the term of the Notes and you may lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of any underlying index is less than its trigger level on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Coupon — If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date. If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.

❑ Issuer Callable — UBS may call the Notes in whole, but not in part, on the coupon payment date following each observation end date (quarterly, beginning after one year and other than the maturity date) regardless of the closing levels of any of the underlying indices during the observation period. If UBS elects to call the Notes, UBS will pay you on the coupon payment date following the applicable observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the observation end date for the applicable observation period. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

❑	Contingent Repayment of Principal Amount at Maturity — If UBS does not elect to call the Notes and a trigger event has not occurred, UBS will pay you a cash payment per Note equal to the principal amount, in addition to any contingent coupon with respect to the final observation period. If UBS does not elect to call the Notes and a trigger event has occurred, UBS will pay a cash payment per Note that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying index over the term of the Notes and you may lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date.

Key Dates*

Trade Date	March 18, 2016
Settlement Date	March 23, 2016
Observation Dates	Quarterly (callable after one year) (see page 4)
Final Valuation Date	September 18, 2018
Maturity Date	September 25, 2018

* Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have downside market risk similar to the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-17 of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronics communications network.

Note Offering

These preliminary terms relate to Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index. The initial levels, trigger levels and coupon barriers for the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereo.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	10.00% per annum	•	65% of the Initial Level	65% of the Initial Level	90275R232	US90275R2325
Russell 2000® Index	RTY		•	65% of the Initial Level	65% of the Initial Level
S&P 500® Index	SPX		•	65% of the Initial Level	65% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $9.425 and $9.725 for Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index. The range of the estimated initial value of the Notes was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement relating to the Notes, dated March 4, 2016, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index	$•	$10.00	$•	$0.123	$•	$9.877

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. When you read the product supplement, please note that all references to the prospectus dated June 12, 2015, or to any sections therein, should refer instead to the prospectus dated March 17, 2016, or to the corresponding sections in that prospectus, unless otherwise specified or the context otherwise requires. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Callable Contingent Yield Notes with Daily Coupon Observation Product Supplement dated March 4, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000091412116000911/ub3390688515-424b2_tccyn.htm
♦	Index Supplement dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm
♦	Prospectus dated March 17, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516508950/d116718d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Callable Contingent Yield Notes with Daily Coupon Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement” mean the UBS product supplement, dated March 4, 2016, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated March 17, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index.
♦	You are willing to receive no contingent coupons and believe the closing levels of each underlying index will be equal to or greater than its coupon barrier on each trading day during each specified observation period.
♦	You believe a trigger event will not occur, meaning the closing levels of each underlying index will be equal to or greater than its trigger level on the trigger observation date.
♦	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your potential return is limited to the contingent coupons specified in the applicable pricing supplement.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be willing to invest in the Notes based on the coupon barriers, trigger levels and contingent coupon rate listed on the cover hereof.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on any stocks constituting the underlying indices (the “underlying constituents”).
♦	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying indices.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the least performing underlying index.
♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one of the underlying indices will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one trading day during each specified observation period.
♦	You believe a trigger event will occur, meaning the closing level of any underlying index will be less than its trigger level on the trigger observation date.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You would be unwilling to invest in the Notes based on the coupon barriers, trigger levels and contingent coupon rate listed on the cover hereof.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on any underlying constituents.
♦	You are unable or unwilling to hold Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the underlying indices.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “EURO STOXX 50® Index”, “Russell 2000® Index” and “S&P 500® Index” beginning on page 13 of this preliminary pricing supplement for more information on the underlying indices. You should also review carefully the “Key Risks” beginning on page 5 of this preliminary pricing supplement for risks related to an investment in the Notes.

1

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note
Term(1)	Approximately 30 months, unless called earlier. In the event that we make any change to the expected trade date and original issue date, the calculation agent may adjust the observation end dates, the trigger observation date, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Indices	The EURO STOXX 50®Index, the Russell 2000® Index and the S&P 500® Index.
Contingent Coupon

If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date. The contingent coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon amount that would be applicable to each coupon payment date for which the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during the applicable observation period. The table below reflects the contingent coupon rate of 10.00% per annum for the Notes. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Note)
$0.25

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation period in which the closing level of any underlying index is less than its coupon barrier on any trading day during such observation period.
Contingent Coupon Rate	The contingent coupon rate is 10.00% per annum for Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index.
Observation Period	The first observation period will consist of each day from but excluding the trade date to and including the first observation end date. Each subsequent observation period will consist of each day from but excluding an observation end date to and including the next following observation end date.
Observation End Dates	See “Observation Periods, Observation End Dates and Coupon Payment Dates” on page 4.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any of the underlying indices is less than its respective trigger level on the trigger observation date.

In this case, you will be exposed to the underlying index return of the least performing underlying index.

Trigger Observation Date(s)(1)	September 18, 2018, which is the final valuation date.
Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (quarterly, after 1 year and other than the final valuation date), regardless of the closing level of any underlying index during the observation period.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date following the applicable observation end date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Index Return of the Least Performing Underlying Index)

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs.

Underlying Index Return	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Index	The underlying index with the lowest underlying index return as compared to the other underlying indices.
Trigger Level	A specified level of each underlying index that will be less than its respective initial level, equal to a percentage of the initial level and equal to the coupon barrier, as specified on the cover hereof.
Coupon Barrier	A specified level of each underlying index that will be less than its respective initial level, equal to a percentage of the initial level and equal to the trigger level as specified on the cover hereof.
Initial Level	The closing level of each underlying index on the trade date, as determined by the calculation agent.
Final Level	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Five business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.

(1)	Subject to the market disruption event provisions set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.
2

Investment Timeline

Trade Date	The initial level of each underlying index is observed, and the trigger level and the coupon barrier for each underlying index are determined.
¯
Quarterly (callable by UBS at its election after one year)

If the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during an observation period, UBS will pay you the contingent coupon for that observation period on the relevant coupon payment date.

If the closing level of any underlying index is less than its coupon barrier on any trading day during an observation period, the contingent coupon for that observation period will not accrue or be payable, and UBS will not make any payment to you on the relevant coupon payment date.

UBS may elect to call the Notes in whole, but not in part, on or before any observation end date (quarterly, beginning after one year and other than the final valuation date), regardless of the closing level of any underlying index during such observation period.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable observation end date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

¯
Maturity Date

The final level of each underlying index is observed on the final valuation date.

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you a cash payment per Note on the maturity date that is less than the principal amount, if anything, equal to:

$10 x (1 + Underlying Index Return of the Least Performing Underlying Index)

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose some or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. If UBS does not elect to call the Notes and a trigger event occurs, you will lose some or all of your initial investment at maturity.

3

Observation Periods, Observation End Dates(1) and Coupon Payment Dates(2)

Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates/Call Settlement Dates (if called)
June 20, 2016*	June 27, 2016	June 19, 2017	June 26, 2017	June 18, 2018	June 25, 2018
September 19, 2016*	September 26, 2016	September 18, 2017	September 25, 2017	September 18, 2018**	September 25, 2018***
December 19, 2016*	December 28, 2016	December 18, 2017	December 27, 2017
March 20, 2017	March 27, 2017	March 19, 2018	March 26, 2018

*	The Notes are not callable until the first potential call settlement date, which is March 27, 2017.
**	This is also the final valuation date.
***	This is also the maturity date. UBS may not elect to call the notes on the final valuation date. Thus, the maturity date is not a call settlement date.
(1)	Subject to the market disruption event provisions set forth in the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement.
(2)	If you are able to sell the Notes in the secondary market on the day preceding an observation end date, or on an observation end date, the purchaser of the Notes shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation period. If you are able to sell your Notes in the secondary market on the day following an observation end date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation period.
4

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying indices. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index and in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its trigger level.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of any underlying index is less than its respective coupon barrier on any trading day during an observation period, UBS will not pay you the contingent coupon applicable to such observation period. This will be the case even if the closing levels of the other underlying indices are equal to or greater than their respective coupon barriers on each day during that observation period, and even if the closing level of that underlying index was higher than its coupon barrier on every other day during the observation period. If the closing level of any underlying index is less than its coupon barrier on any trading day during each observation period, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, your return on the Notes will vary based on the number of observation periods, if any, in which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any contingent coupons or any other payment in respect of any observation periods after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.
♦	A higher contingent coupon rate or lower trigger levels or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity —The economic terms for the Notes, including the contingent coupon rate, coupon barriers and trigger levels, are based, in part, on the expected volatility of each underlying index at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying index. The greater the expected volatility of each of the underlying indices as of the trade date, the greater the expectation is as of that date that the closing level of each underlying index could be less than its respective coupon barrier on any trading day during an observation period and that the final level of each underlying index could be less than its respective trigger level on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower trigger levels and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower trigger levels and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying index and the potential to lose some or all of your initial investment.
♦	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion (quarterly, beginning after one year) prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable call settlement date. The first call settlement date occurs after approximately one year and therefore you may not have the opportunity to receive any contingent coupons after approximately one year. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that UBS will elect to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of any of the underlying indices is less than its coupon barrier. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and contingent coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
5

♦	You are exposed to the market risk of each underlying index — Your return on the Notes is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one of the underlying indices over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying indices. For instance, you may receive a negative return equal to the underlying index return of the least performing underlying index if the closing level of one underlying index is less than its trigger level on the trigger observation date, even if the underlying index returns of the other underlying indices are positive or have not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.
♦	Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Notes were linked to fewer underlying indices — The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index or to two or three underlying indices. With more underlying indices, it is more likely that the closing level of an underlying index will be less than its coupon barrier on any trading day during the observation period or decline to a closing level that is less than its trigger level than if the Notes were linked to fewer underlying indices. In addition, the lower the correlation is between a pair of underlying indices, the more likely it is that one of the underlying indices will decline in value to a closing level less than its coupon barrier or trigger level on any day during an observation period or on a trigger observation date, respectively. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, trigger level and coupon barrier are determined, in part, based on the correlation of the underlying indices’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower trigger level and coupon barrier is generally associated with lower correlation of the underlying indices. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater despite a lower trigger level and coupon barrier. With three underlying indices, it is more likely that the performance of one pair of underlying indices will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
♦	Any payment on the Notes is subject to the creditworthiness of UBS — The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the value of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying indices, the volatility of the underlying indices, the correlation among the underlying indices, the dividend rate paid on the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
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♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity —Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of each underlying index and the underlying constituents; the volatility of each underlying index and the underlying constituents; the correlation among the underlying indices; the dividend rate paid on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under "- Potential conflict of interest" below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There are small-capitalization stock risks associated with the Russell 2000® Index — The Notes are subject to risks associated with small-capitalization companies. The Russell 2000®Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The index return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying constituents are traded in a foreign currency and the Notes are denominated in U.S. dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	Non-U.S. securities markets risks — The underlying constituents of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying constituents are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Notes.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that the closing level of each underlying index will be equal to or greater than its coupon barrier on each trading day during each observation period, or, if UBS does not elect to call the Notes, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent. You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing some or all of your initial investment.
♦	The underlying indices reflect price return, not total return — The return on your Notes is based on the performance of the underlying indices, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.
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♦	Changes that affect an underlying index will affect the market value of your Notes — The policies of The STOXX Limited, the sponsor of the EURO STOXX 50® Index, the Frank Russell Company, the sponsor of the Russell 2000® Index and S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the "index sponsors"), concerning additions, deletions and substitutions of the index constituents and the manner in which the index sponsor takes account of certain changes affecting those index constituents may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices and, therefore, the market value of the Notes. Further, UBS is less likely to call the Notes when the closing level of any index is trading less than its coupon barrier, and, therefore, any hedging activities that adversely affect the level of such index may also diminish the probability of UBS calling the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituents or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under "- UBS may elect to call the Notes and the Notes are subject to reinvestment risk" and "- An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features". There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any trading day during an observation period, any trigger observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, trigger levels and coupon barriers, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS —UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying indices to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority ("FINMA") has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS' assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS' debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.
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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 2.5 years
Contingent Coupon Rate:*	10.00% per annum (or 2.50% per quarter)
Contingent Coupon:*	$0.25 per quarter
Observation End Dates:	Quarterly (callable after 1 year)
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	3,000
Underlying Index B:	1,000
Underlying Index C:	2,000
Coupon Barrier:
Underlying Index A:	1,950 (which is equal to 65% of the Initial Level)
Underlying Index B:	650 (which is equal to 65% of the Initial Level)
Underlying Index C:	1,300 (which is equal to 65% of the Initial Level)
Trigger Level:
Underlying Index A:	1,950 (which is equal to 65% of the Initial Level)
Underlying Index B:	650 (which is equal to 65% of the Initial Level)
Underlying Index C:	1,300 (which is equal to 65% of the Initial Level)
*	The actual contingent coupon rate and contingent coupon are indicated on the cover of this preliminary pricing supplement and on page 2 under “Indicative Terms”.

Example 1 — On the fourth Observation End Date, UBS calls the Notes

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	Underlying Index A: 2,500 (equal to or greater than Coupon Barrier) Underlying Index B: 850 (equal to or greater than Coupon Barrier) Underlying Index C: 1,300 (equal to or greater than Coupon Barrier)	$0.25
Second Observation Period	Underlying Index A: 2,400 (equal to or greater than Coupon Barrier) Underlying Index B: 900 (equal to or greater than Coupon Barrier) Underlying Index C: 1,900 (equal to or greater than Coupon Barrier)	$0.25
Third Observation Period	Underlying Index A: 2,750 (equal to or greater than Coupon Barrier) Underlying Index B: 700 (equal to or greater than Coupon Barrier) Underlying Index C: 1,850 (equal to or greater than Coupon Barrier)	$0.25
Fourth Observation Period and First potential Call Settlement Date

Underlying Index A: 2,100 (equal to or greater than Coupon Barrier)

Underlying Index B: 800 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,300 (equal to or greater than Coupon Barrier)

		$10.25 (Settlement Amount)
	Total Payment:	$11.00 (10% total return)

Because UBS elects to call the Notes after the fourth observation end date, which is the first potential call settlement date, and the closing level of each underlying index is equal to or greater than its coupon barrier on each trading day during the observation period, UBS will pay on the call settlement date a total of $10.25 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.75 received in respect of prior observation periods, you will have received a total of $11.00, a 10% total return on the Notes. You will not receive any further payments on the Notes.

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Example 2 — On the seventh Observation Date, UBS calls the Notes

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period	Underlying Index A: 1,800 (less than Coupon Barrier) Underlying Index B: 750 (equal to or greater than Coupon Barrier) Underlying Index C: 1,350 (equal to or greater than Coupon Barrier)	$0.00
Second Observation Period	Underlying Index A: 1,800 (less than Coupon Barrier) Underlying Index B: 750 (equal to or greater than Coupon Barrier) Underlying Index C: 1,350 (equal to or greater than Coupon Barrier)	$0.00
Third Observation Period

Underlying Index A: 2,000 (equal to or greater than Coupon Barrier)

Underlying Index B: 800 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,400 (equal to or greater than Coupon Barrier)

		$0.25 (Contingent Coupon)
Fourth through Sixth Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Seventh Observation Period and Fourth potential Call Settlement Date	Underlying Index A: 1,850 (less than Coupon Barrier) Underlying Index B: 850 (equal to or greater than Coupon Barrier) Underlying Index C: 1,350 (equal to or greater than Coupon Barrier)	$10 (Settlement Amount)
	Total Payment:	$10.25 (2.50% total return)

Because UBS elects to call the Notes after the seventh observation end date, which is the fourth potential call settlement date, UBS will pay on the call settlement date a total of $10 per Note (reflecting your principal amount). Because the closing level of Underlying Index A was less than its coupon barrier on at least one day during the seventh observation period, no contingent coupon will be paid for the seventh observation period. When added to the contingent coupon of $0.25 received in respect of a prior observation period, you will have received a total of $10.25, a 2.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — UBS does NOT call the Notes and a Trigger Event Does Not Occur

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 2,750 (equal to or greater than Coupon Barrier)

Underlying Index B: 900 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,700 (equal to or greater than Coupon Barrier)

		$0.25 (Contingent Coupon)
Second Observation Period

Underlying Index A: 2,900 (equal to or greater than Coupon Barrier)

Underlying Index B: 950 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,400 (equal to or greater than Coupon Barrier)

		$0.25 (Contingent Coupon)
Third through Ninth Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Final Observation Period*

Underlying Index A: 2,900 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index B: 800 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index C: 1,650 (equal to or greater than Coupon Barrier and Trigger Level)

		$10.25 (Payment at Maturity)
	Total Payment:	$10.75 (7.50% total return)

Because UBS does not elect to call the Notes and the final level of each underlying index is equal to or greater than its trigger level, a trigger event has not occurred. At maturity, UBS will pay a total of $10.25 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.50 received in respect of the prior observation periods, UBS will have paid a total of $10.75, a 7.50% total return on the Notes.

*Also assumes a final level equal to the lowest closing level during the final observation period.

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Example 4 — UBS does NOT call the Notes and a Trigger Event Does Not Occur

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 2,700 (equal to or greater than Coupon Barrier)

Underlying Index B: 880 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,340 (equal to or greater than Coupon Barrier)

		$0.25 (Contingent Coupon)
Second Observation Period

Underlying Index A: 2,950 (equal to or greater than Coupon Barrier)

Underlying Index B: 740 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,400 (equal to or greater than Coupon Barrier)

		$0.25 (Contingent Coupon)
Third through Ninth Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Final Observation Period

Underlying Index A:

Lowest Closing Level During Observation Period: 1,800 (less than Coupon Barrier)

Final Level: 2,000 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index B:

Lowest Closing Level During Observation Period: 800 (equal to or greater than Coupon Barrier)

Final Level: 1,020 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index C:

Lowest Closing Level During Observation Period: 1,450 (equal to or greater than Coupon Barrier)

Final Level: 1,500 (equal to or greater than Coupon Barrier and Trigger Level)

		$10 (Payment at Maturity)
	Total Payment	$10.50 (5.00% total return)

Because UBS does not elect to call the Notes and the final level of each underlying index is equal to or greater than its trigger level, a trigger event has not occurred. Because the closing level of Underlying Index A was less than its coupon barrier on at least one day during the final observation period, no contingent coupon will be paid for the final observation period. At maturity, UBS will pay a total of $10 per Note (reflecting your principal amount). When added to the contingent coupons of $0.50 received in respect of the prior observation periods, UBS will have paid a total of $10.50, a 5.00% total return on the Notes.

Example 5 — UBS does NOT call the Notes and a Trigger Event Occurs

Date	Lowest Closing Level During Applicable Observation Period	Payment (per Note)
First Observation Period

Underlying Index A: 2,550 (equal to or greater than Coupon Barrier)

Underlying Index B: 900 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,450 (equal to or greater than Coupon Barrier)

$0.25 (Contingent Coupon)
Second Observation Period

Underlying Index A: 2,300 (equal to or greater than Coupon Barrier)

Underlying Index B: 950 (equal to or greater than Coupon Barrier)

Underlying Index C: 1,400 (equal to or greater than Coupon Barrier)

$0.25 (Contingent Coupon)
Third through Ninth Observation Periods	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Observation Period*

Underlying Index A: 2,200 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index B: 400 (less than Coupon Barrier and Trigger Level)

Underlying Index C: 1,550 (equal to or greater than Coupon Barrier and Trigger Level)

		$10 × [1 + Underlying Index Return of the Least Performing Underlying Index] = $10 × [1 + (-60%)] = $10 × 40%= $4 (Payment at Maturity)
	Total Payment	$4.50 (55.00% total loss)

Because UBS does not elect to call the Notes and the final level of underlying index B is less than its trigger level, a trigger event occurs. Therefore, at maturity, you will be exposed to the negative return of the least performing underlying index and UBS will pay you $4 per Note. When added to the contingent coupons of $0.50 received in respect of prior observation periods, UBS will have paid you $4.50 per Note for a loss on the Notes of 55.00%.

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*Also assumes a final level equal to the lowest closing level during the final observation period.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the UBS does not elect to call the Notes, you may lose some or all of your investment. Specifically, if UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying index on each day of the observation periods and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlying indices UBS may elect to call the Notes at its discretion regardless of the performance of the underlying indices. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index contained in this preliminary pricing supplement, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Notes.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the EURO STOXX 50® Index, based on the daily closing levels as reported by Bloomberg Professional® service ("Bloomberg"), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on March 17, 2016 was 3,043.10. The actual initial level will be the closing level of the EURO STOXX 50® Index on the trade date. Past performance of the EURO STOXX 50®Index is not indicative of the future performance of the EURO STOXX 50® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/4/2016*	3/17/2016*	3,178.01	2,680.35	3,043.10

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 17, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

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The graph below illustrates the performance of the EURO STOXX 50® Index from January 3, 2006 through March 17, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 1,978.02, which is equal to 65% of the closing level on March 17, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

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Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this preliminary pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service ("Bloomberg"), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on March 17, 2016 was 1,091.253. The actual initial level will be the closing level of the Russell 2000® Index on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016*	3/17/2016*	1,110.439	953.715	1,091.253

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 17, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.
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The graph below illustrates the performance of the Russell 2000® Index from January 3, 2006 through March 17, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 709.314, which is equal to 65% of the closing level on March 17, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

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S&P 500® Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Notes.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of January 29, 2016 indicated below: Information Technology (20.7%), Financials (15.9%), Health Care (14.7%), Consumer Discretionary (12.9%), Consumer Staples (10.6%), Industrials (10.0%), Energy (6.6%), Utilities (3.3%), Telecommunication Services (2.7%) and Materials (2.6%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on March 17, 2016 was 2,040.59. The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016*	3/17/2016*	2,040.59	1,829.08	2,040.59

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through March 17, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.
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The graph below illustrates the performance of the S&P 500® Index from January 3, 2006 through March 17, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 1,326.38, which is equal to 65% of the closing level on March 17, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

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Correlation of the Underlying Indices

The graph below illustrates the daily performance of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index from January 3, 2005 through March 17, 2016. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 3, 2005 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 3, 2005 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for one of those underlying indices to close below its coupon barrier or trigger level on any trading day during an observation period or the trigger observation date, respectively. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, one or more of the underlying indices might close below its coupon barrier or trigger level on any trading day during an observation period or the trigger observation date, respectively, as the underlying indices may decrease in value together. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying indices over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying indices, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — Higher contingent coupon rates are generally associated with a greater risk of loss”, “— You are exposed to the market risk of each underlying index” and “— Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Notes were linked to just one underlying index” in this preliminary pricing supplement.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying indices. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, issuer call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, as described in such product supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”) might also assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent coupons) on any rebalancing or rollover of the underlying indices. It is also possible that the IRS could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon an issuer call of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the issuer call of your Notes. In such case, you may be treated as having a holding period in respect of your Notes prior to the issuer call of your Notes, and such holding period may be treated as less than one year even if you receive cash upon the issuer call of your Notes at a time that is more than one year after the beginning of your holding period.

In 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Notes, including the possible application of 30% U.S. withholding tax in respect to the coupons.

Section 1297. We will not attempt to ascertain whether the issuer of any underlying constituent would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, upon a sale, exchange, issuer call, redemption or other taxable disposition of the relevant Note. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent coupons made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is

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possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation and the Notes as United States real property interests.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying constituents of certain underlying indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities similar to the Notes purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may not be any interest payments over the entire term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local or other taxing jurisdiction (including those of the jurisdictions of the underlying constituents).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Trigger Callable Contingent Yield Notes with Daily Coupon Observation product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates*	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	3
Observation Periods, Observation End Dates(1) and Coupon Payment Dates(2)	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
EURO STOXX 50® Index	12
Russell 2000® Index	15
S&P 500® Index	17
Correlation of the Underlying Indices	19
What Are the Tax Consequences of the Notes?	20
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	23

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-12
Risk Factors	PS-17
General Terms of the Notes	PS-33
Use of Proceeds and Hedging	PS-51
Supplemental U.S. Tax Considerations	PS-52
Certain ERISA Considerations	PS-59
Supplemental Plan of Distribution (Conflict of Interest)	PS-60

Index Supplement
Index Supplement Summary	1
Underlying Indices And Underlying Index Publishers	2
Dow Jones Industrial Average™	2
NASDAQ-100 Index®	4
Russell 2000® Index	7
S&P 500® Index	12
Commodity Indices	17
Bloomberg Commodity IndexSM	17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	24
Non-U.S. Indices	29
EURO STOXX 50® Index	29
FTSE™ 100 Index	31
Hang Seng China Enterprises Index	35
MSCI Indexes	38
MSCI-EAFE® Index	38
MSCI® Emerging Markets IndexSM	38
MSCI® Europe Index	38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	4
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Trigger Callable Contingent Yield Notes with Daily Coupon Observation due on or about September 25, 2018

Preliminary Pricing Supplement dated March 18, 2016 (To Product Supplement dated March 4, 2016 Index Supplement dated June 12, 2015 and Prospectus dated March 17, 2016)

UBS Investment Bank UBS Financial Services Inc.